Exhibit 10.1

TO THE MINISTER IN CHARGE OF THE OFFICE OF THE PRIME MINISTER OF

HUNGARY

HUNGAROTEL TAVKOZLESI KONCESSZIOS RESZVENYTARSASAG

UNIVERSAL SERVICE AGREEMENT

FOR THE PROVISION OF UNIVERSAL TELECOMMUNICATIONS SERVICES IN THE

AREA OF BEKESCSABA, OROSHAZA, PAPA, SALGOTARJAN AND SARVAR

UNIVERSAL SERVICE AGREEMENT

FOR THE PROVISION OF UNIVERSAL TELECOMMUNICATIONS SERVICES IN THE

AREA OF BEKESCSABA, OROSHAZA, PAPA, SALGOTARJAN AND SARVAR

Universal Service Agreement (“Agreement”) entered into on this day by and between the minister in charge of the Prime Minister’s office, acting on behalf of the Republic of Hungary (“Minister”) and Hungarotel Rt. (head office: 1066 Budapest, Terez krt. 46.; registration number: 01-10-043040) as universal Service Provider (“Universal Service Provider”) under the conditions set out in this Agreement.

1. CHAPTER

TERMS AND DEFINITIONS

The basic terms used in this Agreement are as set out below:

“Universal Telecommunications Service Fund”	the state monetary fund established according to Section 53 of Act XL of 2001 on Telecommunications (hereinafter referred to as: Telecommunications Act);

“Subscriber Access Point”	the point of a telecommunications network to which the subscriber connects his end device and through which the subscriber can make use of the telephone service;

“Geographic Numbering Area”

in the understanding of schedule F2 of Decree KHVM 26/1993. (IX.9.) on the structure plan of the public telephone network, which sorts the country’s settlements into areas for the purpose of telephone services accessible through the network;

“Telecommunications Supervision”	meaning the Telecommunications Head Supervision (and, as the case may be, the local supervision), with the tasks and authority set out in Govt. Decree 248/2001. (XII.18.);

“Service Provider’s Services”

services accessible through a certain dialling number provided by the International Division Plan of Identifiers (hereinafter referred to as: ANFT) and which involve the services of a Service Provider (e.g. manual connection);

“Concession Contract”	the concession contract entered into between the Universal Service Provider and the Minister on 6 May 1994 as amended from time to time;

“Minister”	the Minister in charge and assigned according to the constitution of the Republic of Hungary, as it may be in effect from time to time, entitled to execute the rights under the Universal Service Agreement by the Telecommunications Act or the law amending or replacing it;

“Quality Requirements”	the provisions regarding the quality of services set out in Decree 23/2001. (XII.22.) MeHVM on the detailed technical requirements of universal telecommunications service;

“International Call”	a call where accessing the called subscriber or service requires dialling an international code;

“Public telephone booth”

a telephone booth located in public places or operated in places being open to the public, the services of which are accessible to anyone if compensation is paid by card or coins (except emergency calls). Access to public telephone booths located in places being open to the public (hereinafter referred to as: location interior) is depending on the opening hours of such place;

“Service Area”

a Geographical Numbering Area (or areas) in detailed geographical breakdown where the Universal Service Provider is entitled and obliged to provide his services according to Attachment No. 2. Should the regulation regarding the network’s structure be amended, such amendment does not affect the geographical extension of the original undertaking at the time of entry into force of the Agreement with respect to the Geographical Numbering Areas.

“Telephone Network”	transfer systems and—if applicable—devices for call routing as well as other resources for transferring signs between certain ending points by wire, radio, optical or electro-magnetic substances;

“Telephone Service”

a service for direct real-time voice transfer and connection, by which any subscriber of such service is able to communicate with another network ending point by a call initiated from an ending device connected to a local network ending point, the access of which is possible via the choosing procedure set out in the ANFT;

“Telecommunications Service Provider”

a legal person, economic undertaking or private entrepreneur entitled to provide Telecommunications Services for others (Service Providers, customers, subscribers) (See point 26. of Telecommunications Act.);

“Commencement Day”	the day on which the provision of universal Telecommunications Services is commenced.

Terms not listed above shall have the meaning set out in the Telecommunications Act and applicable legislation.

2. CHAPTER

AIM OF THE AGREEMENT—UNIVERSAL TELECOMMUNICATIONS SERVICES

2.1	The aim of this Agreement is that the Minister ensures the provision of the Universal Service as a duty of the state with respect to the Service Area by entering into a service agreement with the Universal Service Provider, on the basis of the power set out in Section 50(1) of Telecommunications Act. With respect to the concession agreement concluded by and between them earlier, the Parties enter into an Agreement for the provision of Universal Services.

2.2	Within the scope of the Universal Service, the Universal Service Provider shall provide on the Service Area the Telecommunications Services set out below which shall be available to every user for a tariff compliant with applicable laws:

a)	access to telephone service through the local subscribers’ network ending point (offering access to fix-line telephone services, sending telefax transmissions in accordance with “T” series ITU-T recommendations and modem data transmission with a speed of at least 9600 bit/s according to “V” series ITU-T recommendations;

b)	to operate one public telephone booth per every five hundred inhabitants or, in settlements with less inhabitants, one public telephone booth, with a special design for hearing impaired i.e. disabled people per every two-thousand five hundred inhabitants;

c)	maintaining Operator Services and making accessible the list of subscribers, and

d)	toll-free emergency calls.

2.3	This Agreement shall enter into force at midnight on February 1, 2002.

2.4	The Parties undertake to perform their obligations arising with respect to the subject of this Agreement and the universal service in accordance with the applicable relevant legislation, as it may be in force from time to time. In case of divergence between the Agreement and the applicable relevant legislation, the provisions of this Agreement being in contradiction with the binding provisions of the modified law shall become ineffective and replaced with the contents as amended by the law. In case of modification of the scope of Universal Services or the modification of the regulations thereof, the Parties shall proceed according to section 54 (2) Communications Act. The Parties undertake to conduct such negotiations in good faith taking into consideration the interests of the other Party.

2.5	The Parties acknowledge that none of the Parties may base any damage compensation claims to the other on the basis of the provisions of the Agreement and that no claims from the Agreement shall be set-off against the other Party’s claim, except for the cases set out in Section 314 Subsection 1 Civil Code.

2.6	The Service Provider is entitled to enforce its claims related to the compensation set out in section 52 (2) of the Communications Act only against the Universal Telecommunication Support Fund

2.7	If not provided otherwise by the law, the Service Provider shall deal with subscribers being in equal position in reasonably identical treatment and shall not apply any detrimental discrimination or unjustified advantage with respect to the conditions or tariffs of providing the universal service.

3. CHAPTER

OBLIGATIONS OF THE UNIVERSAL SERVICE PROVIDER

3.1	Access provision

3.1.1	The Service Provider is obliged to enter into a subscription agreement on the basis of an application for the establishment of an access point. The Service Provider shall not be obliged to enter into such agreement if

(a)	the applicant is in default of more than three months with a fee payment from the use of any universal telecommunications service to any universal service provider; or

(b)	if the applicant’s earlier subscription agreement has been terminated during six months preceding the application due to a reason of termination set out in a law.

3.1.2	The Universal Service Provider shall register the application for the establishment of a subscriber’s access point. If the application does not contain substantial data for the conclusion of a subscription agreement, the Universal Service Provider shall request the applicant in writing for amending his application by setting a deadline of 15 days. Should the applicant not amend the application within 15 days, the Universal Service Provider shall be entitled to delete the application from his register.

3.1.3	In the notice of acceptance of the application containing substantial data for the conclusion of the subscription agreement, the Service Provider shall set, in 90 % of all cases, a deadline shorter than 5 months from registering such application and in 98 % of all cases, a deadline shorter than 11 months from registering such application for entering into the individual subscription agreement. The Service Provider shall measure compliance with these deadlines according to Section 12 Subsections 1-2 of MeHVM Decree 23/2001. (XII.22.) on the Detailed Technical Requirements of the Universal Telecommunications Services (“Emr.”).

3.1.4	The Service Provider shall list all the data being necessary for the conclusion of the written agreement in his General Terms of Business (the “ASZF”).

3.1.5	Establishment of a subscriber’s access point on the basis of a subscription agreement concluded with respect to making use of universal telecommunications services in the service area and according to the deadline set out in the Agreement, the Universal Service Provider shall establish subscriber’s access points in compliance with the target value set out in Schedule No. 1.

3.1.6	The Universal Telecommunications Service Provider shall establish the subscriber’s access point in such way which enables the subscriber to connect thereto an end-device complying with legal provisions.

3.1.7	On the basis of a universal telecommunications service, the Universal Service Provider shall, if requested by the subscriber, provide access to the following services through the Subscriber’s access point:

a)	initiation and reception of local, national long-distance and international telephone calls;

b)	call initiation to mobile radio telephones and reception of calls made from such devices.

The Service Provider shall ensure that the scope of services set out in paragraphs a) and b) are continuously accessible through the subscriber’s access point, but at least with compliance to the target values set out in Points 9 and 11 of Schedule No. 1.

3.2	Public telephone booths

The Universal Telecommunications Service Provider shall maintain on his Service Area 1 public telephone booth per 500 inhabitants or, on settlements with less inhabitants, 1 public telephone booth. The Universal Service Provider shall maintain at least one public telephone booth with special design for hearing impaired/disabled people per 2500 inhabitants.

Concerning the decision on the establishment of public telephone booths consequent to the entry into force of the present Agreement, the Service Provider shall take into consideration the suggestions made by local municipalities and registered civil organizations of the hearing impaired and disabled when making the decision on the location of public telephone booths usable by hearing impaired and/or disabled people. The rate of outdoor booths useable by disabled people may not be lower than 2% of all public telephone booths. The Universal Telecommunications Service Provider shall provide access to at least the following services and functions through public telephone booths maintained by the Universal Service Provider:

a)	telephone service;

b)	toll-free emergency calls;

c)	telephone error reporting service (provided by the Universal Telecommunications Service Provider);

d)	inquiry (information) service;

e)	call-back facility.

The Service Provider shall ensure that the rate of operational outdoor public telephone booths achieves the value set out in Point 10 of Schedule No. 1.—except for cases of vandalism—on areas where the Service Provider provides universal telecommunications services, and shall also ensure the establishment of a voice exchange connection according to the Quality Requirements. Public telephone booths shall be accessible for subscribers during 24 hours on all days of the week, except public booths located indoors.

The Service Provider shall put on display the following information in public telephone booths operated by the Service Provider, on clearly visible places:

(a)	dial number of the public telephone booth,

(b)	free of charge emergency call dial numbers, dial numbers of error reporting and national inquiry service;

(c)	data of the nearest public telephone booth;

(d)	name of the service provider operating the public telephone booth;

(e)	indication of accepted coins and/or cards.

3.3	Operator services

The Universal Service Provider shall ensure that the Operator services are accessible for the subscriber through subscriber’s access points for 24 hours on every day of the week.

The Quality Requirements contain the regulations regarding the answering time of Operator Provider services maintained by the Universal Telecommunications Service Provider.

3.4	Accessibility of subscribers’ directories

At least once a year, the Service Provider shall issue the subscribers’ directory. In areas where the Service Provider maintains the subscribers’ access, he shall offer the subscribers’ directory to the subscriber, in other cases – in counties affected by a geographic numbering area maintained by the Service Provider – it shall hand over free of charge the subscribers’ directory to service providers maintaining subscriber’s access, and to co-operate with the service provider maintaining subscriber’s access for this goal.

Within the geographic area of the universal service, the subscribers’ directory shall contain at least the data of subscribers of telephone services with subscribers’ access in the county (or in Budapest, if the subscribers’ access point is operated in Budapest) where the subscribers’ access point is located, pending on the authorization given by the subscriber listed in the directory.

3.5	Ensuring toll-free emergency calls

The Universal Telecommunications Service Provider shall ensure continual accessibility of emergency numbers as set out by the ANFT and the harmonized European emergency number.

3.6	Maintenance of toll-free emergency calls

The Universal Telecommunications Service Provider shall correct errors hindering accessibility of the toll-free emergency service on all days of the week, within 24 hours from the error report i.e. from noticing the error by the Universal Telecommunications Service Provider.

3.7	Error report service

The Universal Service Provider shall ensure that the subscriber can report any errors to the error report service, which is provided by the Universal Service Provider toll-free during 24 hours on all days of the week. The Universal Service Provider shall record error reports by a provable electronic method and keep such records for a period of a least one year, complying with the rules on data protection.

3.8	Telegram services

The Universal Service Provider shall enter into a telegram service agreement with the universal postal Service Provider in order to provide telegram services on the Service Area, whereby the service shall be accessible from any part of the country with uniform conditions for a consideration set out in the ÁSZF.

3.9	Quality Requirements applying to the Universal Service

The Universal Service Provider shall comply with the Quality Requirements when providing the Universal Service.

3.10	Penalty fee payment obligation

3.10.1	Penalty fee payable on quality and technical faults related to the performance of the subscriber contracts for universal service

The Service Provider shall pay the penalty fee set out in Schedule No. 1. if he deviates from any requirements set out in Schedule No. 1 of this Agreement, as proved by measures filed with the authorities, detrimentally to the users, in a calendar year being the period of reviewing the performance of requirements. If there is a deviation from more than one requirements, penalty fee shall be paid after each requirement.

The penalty fee shall be paid to the fund for informatics, development of telecommunications and frequency business, by the end of the quarter year following the respective measuring period.

If the authority orders the service provider to pay a penalty fee for non-compliance with the quality requirements set out in Schedule No. 1. of Decree MeHVM 23/2001. (XII.22.) on the Detailed Technical Conditions of the Provision of Universal Telecommunications Services, the Minister may not enforce his claim to default payment due to non-compliance with the same indicator.

In case a circumstance occurs which entails a penalty fee, the penalty fee shall be calculated taking into consideration the deviation point (i.e. percentage point or day) related to that circumstance or its entire multiple as a multiplier having regard to the exceeded deviation

3.10.2	Other cases of (default) penalty payment obligation

Besides the cases set out above, the Service Provider shall pay penalty fee if he ceases to perform his service obligations under this Agreement due to unlawful reasons being attributable to the Service Provider (except ordinary termination). The rate of such penalty fee shall be 150 Million HUF per geographic numbering area.

3.10.3	Simultaneous contractual consequences

If both this Agreement and the Concession Contract provide the same legal consequence for a certain breach of contract, the provisions of this Agreement setting out such legal consequences shall prevail..

3.11	Data provision

The Universal Service Provider shall maintain records suitable for proving compliance with (i) this Agreement, the Telecommunications Act and other applicable laws and (ii) undergo reasonable supervisory checks. If the Minister does not decide otherwise—as made possible by the law—data provided by the Universal Service Provider shall be public, except confidential information (e.g. significant business or shareholder information) or business secrets.

The Universal Service Provider shall on the basis of its data provision obligation provide quarterly the local telecommunication office in written electronic form data regarding compliance with the Quality Requirements (service quality target values), within 30 days from the last day of the respective quarter year. If the result of such monitoring does not meet the Quality Requirements, the Universal Service Provider shall immediately take the appropriate measures and notice thereof the Telecommunication Supervision.

The Universal Service Provider shall file his method for monitoring Quality Requirements with the Telecommunication Supervision, within 90 days from commencing provision of the Universal Service.

The Universal Service Provider shall prepare records and registers being the base of Universal Telecommunications Service Fund contributions i.e. payment rights by basing them on accounting certificates which enable the organization being entitled to control this to duly check the authenticity of such data.

3.12	Suspension of service

The Universal Service Provider shall ensure that suspensions due to technical errors which can be repaired only with the suspension of the service do not exceed the time limits set out in the Quality Requirements.

3.13	Accounting regulations

The Universal Service Provider shall in his books and records continuously indicate his revenues, costs and expenditures relating to services provided in the form of targeted tariff packages within the scope of Universal Services, separately, as if each service would be provided by separate business entities.

4. CHAPTER

UNIVERSAL SERVICE TARIFFS, TARIFF PACKAGES

4.1	Tariff packages

In order to ensure that the Universal Service is affordable, the Universal Service Provider shall prepare tariff packages for certain groups of consumers, as defined in a separate law. During the establishment of Universal Service tariff packages, the Universal Service Provider may connect the Universal Services with the provision of other, non-universal Telecommunications Services.

The Universal Service Provider shall prepare a discount tariff package for private subscribers making use of the Universal Service, and another package containing the subscription tariff and call tariffs of the Universal Service (regular package). The Universal Service Provider shall publish the conditions of the tariff packages according to Govt. Decree 249/2001. (XII. 8.) on Telecommunication Subscription Agreements.

4.2	Limitations of discount tariff packages

In the relation to subscribers purchasing the discount tariff package of the Universal Service, the Universal Service Provider shall not be obliged to provide a choice of service providers.

5. CHAPTER

RIGHTS OF THE UNIVERSAL SERVICE PROVIDER

5.1	Support from the Universal Telecommunications Service Fund

The Universal Service Provider shall be entitled to support for reducing his reasonable and authorized financial burden—compared to the estimated expenses in case of exclusive business-oriented service provision—arising from providing the Universal Service. The Universal Service Provider’s claim for such support is based on his revenues lost in connection with Universal Services provided on the basis of targeted tariff packages.

The service provider shall be entitled to support if an amount not exceeding the subscription tariff of discounted tariff packages purchased by a number of private subscribers determined as a ratio of all private subscribers, as set out in applicable law as it may be in force from time to time. The Parties acknowledge that the ratio at the time of concluding this contract is maximized at 25 percent.

The Service Provider shall be entitled to support from the Fund as of the effective day set out in Section 2.3., the conditions whereof shall be ensured by the Minister.

The Service Provider shall be entitled to support from the Fund for his justified and authorized financial expenses, which are additional in relation to expenses estimated for the application of exclusive business reasons, arising from the provision of universal telecommunications services.

The Universal Service Provider shall report his recommendation referring to the amount of support he is entitled to in the respective year—based on the audited annual report of the calendar year preceding the respective year and detailed according to the MeHVM Decree on the rate of Universal Telecommunications Support Fund contribution and payable support, as well as the calculation thereof (hereinafter: ETTA Decree) by June 10 of the respective year to the Fund and the Supervision.

The amount of support the Universal Service Provider is entitled to shall be calculated as the result of multiplying by twelve the annual average number of private subscribers purchasing the discount tariff package and the difference between subscription price of the regular and the discount tariff package, according to the law on contributions to the Fund and the rate of payable support as well as of the calculation thereof.

The amount of support is equal to the difference between the subscription price of the regular and the discounted tariff package multiplied by the number of subscribers purchasing the discounted package, but this rate may not exceed the maximum rate of subscribers set out in the ETTA Decree. The increase rate of the difference between the subscription price of the two tariff packages may in a single year not exceed the increase of the consumers’ price index forecast for the respective year plus 2 percent points, but not more than 6.5%. The tariff difference to be claimed from the Fund shall be 1085 HUF in 2003 and subsequently, at least 1085 HUF.

The Service Provider shall pay contribution to the Fund, for the calculation of which he shall report to the Fund and to the Authority by June 10 of the respective year the amount of his annual revenues from telecommunications services – based on the audited annual report of the year preceding the respective year – and the amount of the decreasing expenses set out below.

The revenues can be reduced by the following posts:

(a)	expenses and costs of interconnection service fees,

(b)	in case of universal service providers, revenues from the provision of universal services performed on the basis of discounted tariff packages,

(c)	payments made from the Fund to the obliged service provider.

In every respective year, payments to the Fund shall be made each quarter year, broken down to quarter years. Payments to the Fund shall be made not later than the last day of the second month following the quarter year and payments by the Fund shall be made by the last day of the third month following the respective quarter year.

In the first two quarter years, payment to and from the Fund shall be made in the last quarter of the calendar year preceding the respective year, in the determined amount, and in subsequent quarter years, on the basis of the audited annual report of the year preceding the respective year. The difference of the amount actually paid or received and the amount calculated for this period on the basis of the audited annual report shall be settled in the payments due in the third quarter of the respective year.

The first contributions—regarding the year 2002—shall be due by February 28, 2003, and payments from the Fund by March 31, 2003.

5.2	Substitute services

The Universal Service Provider shall be entitled to render a substitute service to the Universal Service, provided that the Universal Service would lead to unreasonably high expenses in the Universal Service Provider’s network and equipment with respect to certain access points of the Universal Service.

In such case, the Universal Service Provider shall be entitled to request the Telecommunication Arbitration Committee’s approval of providing the Universal Service by a different technology through one or more different service providers. The Universal Service Provider shall to his application filed with the Telecommunication Arbitration Committee enclose the draft agreement between the service providers and a presentation showing that substituting the service will have a favorable effect on the payable support.

5.3	Suspension of Universal Services

5.3.1	The Universal Service may be suspended only with the prior written consent of the Minister and giving satisfactory notice to all affected customers in due time. During the suspension period, the Universal Service Provider shall not be entitled to the support set out in Point 5.1.

5.3.2	The Minister’s approval is not required:

(a)	in the case of unforeseeable, inevitable alien reasons (force majeure),

(b)	in the case of a technical defect that can only be repaired through suspension of service or maintenance,

c)	for the protection of the defense, national security, financial and public security (in particular prevention of terrorism and fight against traffic of drugs) interests of the Republic of Hungary, as specified by the law.

6. CHAPTER

DUTIES OF THE MINISTER

6.1	Equal treatment

The Minister may not exercise negative discrimination or provide unjustified advantages to the provider of any service, registered telecommunications service provider or universal service provider.

6.2	Supervision

The Minister may review the activity of Universal Service Providers by himself or through a directly controlled state administration body. The Telecommunication Supervision shall review the compliance of Universal Services with this Agreement or the laws within the scope of its market supervision activity.

The authority shall be entitled to make accessible to the public the measuring results filed by the Universal Service Provider.

6.3	Suspension of the Universal Service

The Minister may suspend the Universal Service:

(a)	in the case of unforeseeable, inevitable alien reasons (force majeure),

(b)	for the protection of the defense, national security, financial and public security (in particular prevention of terrorism and fight against traffic of drugs) interests of the Republic of Hungary, as specified by the law.

6.4	Remote location access point

The Minister undertakes to ensure through appropriate laws that if a universal service access point is requested to a remote location and the one-off fee does not cover the direct connection costs of the Universal Service Provider, the applicant shall pay 50 percent of the actual costs of setting up the section of the circuit from the border of the built-up area to the location of the access point.

6.5	The Minister endeavors to make the best efforts to ensure that the Government Decree on the rules regarding the operation, supervision and use of the Universal Telecommunications Support Fund provides for the efficient fulfillment in due time of the payments to the Universal Telecommunications Support Fund.

6.6	The Minister endeavors to make—within the legal framework—the best efforts in order to ensure that the operators obliged to pay to the Fund the compensation due to the Service Providers pay the sum in full within the deadline set out by the laws.

6.7	The Minister undertakes to analyze the possibility of reducing the reasonable and justified additional costs incurred in connection with the operation of the public telephone booths in addition to the estimated costs that would be incurred by the Service Provider on the basis of exclusively business considerations.

7. CHAPTER

DURATION OF THE AGREEMENT

7.1	The Parties agree that this Agreement shall be entered into for an indefinite period of time.

8. CHAPTER

AMENDMENT AND TERMINATION OF THE AGREEMENT

8.1	Amendment of the Agreement with mutual consent

The Parties may amend this Agreement with mutual consent in written form. A Party shall review the request by another Party to amend the Agreement within 30 days from learning of the amendment request and reply thereto, including appropriate reasons.

8.2	Termination of the Universal Service Agreement by the Minister

8.2.1	The Minister may terminate this Agreement with a notice of 12 months.

8.2.2	In the possession of evidences referring to the circumstances set out below, defined in the protocol recorded during the negotiations under Point 10.2, the Minister may terminate this Agreement with respect to one or all Service Areas defined in the Agreement with a notice period of 6 months, provided that the Universal Service Provider becomes the subject of a liquidation procedure or if the Universal Service Providers initiates a winding-up procedure.

If the Universal Service Provider becomes subject of any of the above procedures, he shall notice thereof the Minister within 8 days from the commencement of such procedure.

The Minister reserves the right to terminate this Agreement with a notice period differing from the notice period set out in Point 8.2.1, but at least six months, or to declare one or several provisions of this Agreement as invalid with respect to the Parties, if this is necessary for compliance with requirements set out by Act I of 1994 on the promulgation of the European Agreement signed on December 16, 1994 in Brussels by the Republic of Hungary and the European Communities and the member states thereof on the association between them, as well as any requirements set as result of association negotiations between the Republic of Hungary and the European Union i.e. the member states thereof.

8.3	Termination of the Agreement by the Universal Service Provider

8.3.1	The Universal Service Provider may terminate this Agreement with one year’s notice. In his notice of termination, the Universal Service Provider shall undertake that if the new entering universal service provider does not have the capacity needed for providing the obligatory supply, he shall agree with such universal service provider with respect to the transfer of ownership or utilization rights on structures and equipment necessary for the provision of the Universal Service. The Universal Service Provider shall be entitled to compensation for the financial burden until the day on which the Agreement terminates.

9. CHAPTER

FORCE MAJEUR

In case of a failure to perform his obligations under this Agreement, the Universal Service Provider shall be freed from his liabilities only to the extent and for the period of time of a declared or undeclared war, civil unrest, acts of terrorism, strike – except strike by the Universal Service Provider’s employees –, natural disaster, fire, explosions or other emergency situation or any event which in the understanding of the Civil Code results in the performance becoming impossible, materially hindered or made impossible.

10. CHAPTER

SETTLEMENT OF DISPUTES AND CONCILIATION

10.1	Negotiations

The Parties shall settle their disputes and claims arising from this Agreement by direct negotiations.

10.2	Conciliatory procedure

The Minister shall hold the conciliatory procedure described hereunder prior to termination by mutual consent or amendment of this Agreement or in connection with issues in connection with this Agreement. During such procedure, the Minister shall in writing notice the Universal Service Provider, which notice shall contain the reasons of the recommended measure. Subsequently, subject to the deadline set out in clause 8.1, the Universal Service Provider shall have the possibility to explain his point of view, whereby he can deliver an oral or written declaration, provide further evidence and comment arguments and evidences brought up against him. The Minister shall hold such conciliatory procedure at a reasonable pace and—in the absence of extraordinary circumstances—make his decision within three (3) months from receiving the written notice. In extremely difficult cases, the Minister may extend the conciliatory procedure by further 3 months.

11. CHAPTER

MISCELLANEOUS PROVISIONS

11.1	Concession agreements

The Parties undertake to start bona fide negotiations within 30 days from the execution of this Agreement regarding the amendment or cancellation of Concession Agreement provisions remaining in force.

11.2	Applicable law

With respect to the application and interpretation of this Agreement and to questions not regulated by this Agreement, the laws of the Republic of Hungary shall apply – with special regard to the provisions of the Civil Code –, as they may be in force from time to time, with special regard to the laws relating to this industry branch.

11.3	Partial invalidity

The provisions of this Agreement shall become invalid only to the extent affected by the cause of invalidity. Other provisions of the Agreement shall not be affected.

11.4	Language

This Agreement has been prepared and signed by the Parties in Hungarian language. A potential translation into any other language can be construed only as information prepared for foreign investor(s).

11.5	Jurisdiction

For the case if disputes could not be settled by the conciliatory procedure until the deadline set out in Point 10.2, the Parties agree upon the exclusive competence of the Central District Court of Pest or the Metropolitan Court as determined by the rules on general jurisdiction.

11.6	Notices

Notices and other communication made on the basis of this Agreement shall be made via letter or telefax to the addresses of the Parties indicated below or amended in written form, except if the Parties appoint in written form another correspondence address or person. Notices and communications made with respect to this Agreement shall be made in Hungarian language. Notices shall be sent to the addresses set out hereunder:

To the minister in charge of the Prime Minister’s Office:

1055 Budapest

Kossuth Lajos ter 2-4.

Telefax: 441-2502

To the Universal Service Provider

1066 Budapest, Terez krt. 46.

To the attention of Kaj Ole Bertram

Telefax: 474-0350

Budapest, 6 March 2002

Schedule No. 1.

Default penalty

	SPECIFICS OF SERVICE	MEASUREMENT		TARGET VALUES	Default penalty due to the Universal Service Provider from the ETTA contribution as % of the gross contribution from the year preceding

1.	Deadline of the application for the creation of a subscriber access point

a) the time between the application and the conclusion of the individual subscriber agreement in 90 % of all cases

b) a) the time between the application and the conclusion of the individual subscriber agreement in 98 % of all cases

				5 months 11 months	1 % after each exceeded percent point deviation

2.	Connection time	The time calculated from the conclusion of the subscription agreement, based on the Universal Service Provider’s records, if the annual rate of deviations exceeds the target value		30 days	1 % after each further exceeded day

3.	Responding time of error report service	the minimal rate of operator responses within the 30 sec maximal answering time, as ratio of all incoming survey calls		92%	0.1 % after each exceeded difference of one percent point

4.	Error repair

Errors repaired within 72 hours on the area served by the Universal Service Provider as the rate of received actual error reports received in the same area, except if the error is due to any force majeur event.

				90%	0.1 % after each exceeded difference of one percent point

5.	Unsuccessful calls	Maximal rate of unsuccessful calls compared to the number of all survey calls initiated during peak period (Monday to Friday between 9 AM to 5 PM)	a) calls in the network of the Universal Service Provider within a geographical numbering area	1. 4%	0.5 % after each exceeded difference of one thousandth point

			b) national long-distance calls	2.7%	0.5 % after each exceeded difference of one thousandth point

			c) international calls	2.7%	0.5 % after each difference of one thousandth point

6.	Successful calls	Maximum time of establishing successful calls (call establishment time) in case of incoming calls		45 sec	0.1 % after each exceeded further second

7.	Response time of operator services	Minimal rate of operator responses during the maximum response time of 30 seconds, compared to all incoming survey calls		92%	0.1 % after each exceeded difference of one percent point

8.	Bill reclamation	Rate of justified reclamation’s with respect to telephone bills compared with the annual average number of connected subscriber access points	1.6%	0.5 % after each exceeded difference of one thousandth point

9.	Suspension	a) temporary suspension affecting the whole service area in a year, overall	4 hours	0.5 % after every exceeded deviation of 20 minutes

		b) temporary suspension affecting a single geographic numbering area in a year, overall	8 hours	0.5 % after every exceeded deviation of 30 minutes

10.	Operational public telephone booths (public places)	Rate of public telephone booths operating on the Universal Service Provider’s service area found duly operational, compared with the number of all checked public telephone booths.	92%	0.1 % after each exceeded difference of one percent point

11.	Error

Number of subscribers access points malfunctioning due to average errors occurred during one months in the Universal Service Provider’s network (calculated from the number of errors per year), compared with the annual average number of operational subscriber access points.

			2%	0.1 % after each exceeded difference of one percent point

12.	Data transfer quality	a) highest level of signal repetition (transfer time) increase in data transfer connections attributable to the Universal Service Provider’s fault	10%	0.1 % after each exceeded difference of one percent point

		b) highest level of page repetition in telefax connections attributable to the Universal Service Provider’s fault	10%	0.1 % after each exceeded difference of one percent point

13.	Voice transfer quality	The lowest value calculated by the method set out in Schedule 2 of Decree 23/2001. (XII.22.) MeHVM on the detailed technical requirements of universal telecommunication services	B=3,5	0.5 % after every exceeded difference of 0,1 in value B.

Attachment No. 2.

Service Area

The list of areas where services are to be rendered shall be the list of settlements designated as per primer areas in (herein: Geographic numbering area) the Schedule to Decree 26/1993 (IX.9.) KHVM on the structure plan of the public telephone network. Accordingly, upon the execution of the Agreement, the settlements of the following primer areas shall be covered by the term of Service Area:

Primer area:	Numbering:
Bekescsaba	66
Oroshaza	68
Papa	89
Salgotarjan	32
Sarvar	95